Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release www.aig.com	Contacts: Quentin McMillan (Investors): quentin.mcmillan@aig.com Dana Ripley (Media): Dana.Ripley@aig.com

Thomas F. Motamed to Retire from AIG’s Board of Directors

NEW YORK CITY – Jan. 23, 2023 – American International Group, Inc. (NYSE: AIG) today announced that Thomas F. Motamed, a Director of the company since January 2019, is retiring from the Board of Directors for health reasons.

“On behalf of the Board of Directors, I want to thank Tom for his leadership and many contributions to AIG over the last few years,” said Peter Zaffino, Chairman & Chief Executive Officer. “On a personal level, I have appreciated Tom’s steady and balanced perspectives regarding AIG’s turnaround and transformation. We wish Tom the very best as he focuses on his own well-being and that of his family.”

Mr. Motamed was Chairman and Chief Executive Officer of CNA Financial Corporation from 2009 to 2016. Prior to CNA, Mr. Motamed spent over 30 years at The Chubb Corporation, where he rose to Vice Chairman and Chief Operating Officer. He is a past Chairman of the Insurance Information Institute and is Chair Emeritus for Adelphi University.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.